AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 11, 2003
                                                        REGISTRATION NO. 333-___
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                           --------------------------

                                    FORM F-10

                          REGISTRATION STATEMENT UNDER
                           THE SECURITIES ACT OF 1933

                                  VASOGEN INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)
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
             CANADA                                  3841                            NOT APPLICABLE
(PROVINCE OR OTHER JURISDICTION OF       (PRIMARY STANDARD INDUSTRIAL       (I.R.S. EMPLOYER IDENTIFICATION
 INCORPORATION OR ORGANIZATION)          CLASSIFICATION CODE NUMBER)               NO., IF APPLICABLE)


            2155 DUNWIN DRIVE, SUITE 10, MISSISSAUGA, ONTARIO L5L 4M1
                                 (905) 569-2265

   (ADDRESS AND TELEPHONE NUMBER OF REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

          CT CORPORATION SYSTEM, 111 EIGHTH AVENUE, NEW YORK, NY 10011
                                 (212) 894-8400

            (NAME, ADDRESS AND TELEPHONE NUMBER (INCLUDING AREA CODE)
                   OF AGENT FOR SERVICE IN THE UNITED STATES)

                                   COPIES TO:

         GEOFREY MYERS                            EDWIN S. MAYNARD
         LANG MICHENER              PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP
           BCE PLACE                        1285 AVENUE OF THE AMERICAS
  181 BAY STREET, SUITE 2500                        NEW YORK, NY
      TORONTO, ON M5J 2T7                            10019-6064
      TEL. (416) 360-8600                       TEL. (212) 373-3000

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement becomes effective.

                           PROVINCE OF ONTARIO, CANADA
                (PRINCIPAL JURISDICTION REGULATING THIS OFFERING)

It is proposed that this filing shall become effective (check appropriate box below):
     A. [_] upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada).
     B. [X] at some future date (check appropriate box below)
        1.  [_]   pursuant to Rule 467(b) on ( ) at ( ) (designate a time not sooner than 7 calendar days after filing).
        2.  [_]   pursuant to Rule 467(b) on ( ) at ( ) (designate a time 7
     calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on ( ).
        3.  [_]   pursuant to Rule 467(b) as soon as practicable after
     notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
        4.  [X]   after the filing of the next amendment to this Form (if
     preliminary material is being filed).
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf prospectus offering procedures, check the following box [_]

                         -------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE
       OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE AS PROVIDED IN RULE 467
   UNDER THE SECURITIES ACT OF 1933 OR ON SUCH DATE AS THE COMMISSION, ACTING
              PURSUANT TO SECTION 8(A) OF THE ACT, MAY DETERMINE.


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
                         CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------------------
       TITLE OF EACH CLASS OF             AMOUNT TO BE       PROPOSED MAXIMUM       PROPOSED MAXIMUM       AMOUNT OF
     SECURITIES TO BE REGISTERED           REGISTERED         OFFERING PRICE           AGGREGATE        REGISTRATION FEE
                                                                 PER SHARE           OFFERING PRICE
-------------------------------------- ------------------- ---------------------- --------------------- -----------------
Common Shares, no par value                8,120,000              $5.25(1)            $42,630,000          $3,448.77

-------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c), based on the average of the high and low prices of the Registrant's common shares on the American Stock Exchange on July 7, 2003.

                                     PART I

                           INFORMATION REQUIRED TO BE
                       DELIVERED TO OFFEREES OR PURCHASERS


The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.


Subject to Completion, dated July 10, 2003.

A COPY OF THIS PRELIMINARY SHORT FORM PROSPECTUS HAS BEEN FILED WITH THE SECURITIES REGULATORY AUTHORITY IN THE PROVINCE OF ONTARIO BUT HAS NOT YET BECOME FINAL FOR THE PURPOSE OF THE SALE OF SECURITIES. INFORMATION CONTAINED IN THIS PRELIMINARY SHORT FORM PROSPECTUS IS NOT COMPLETE AND MAY HAVE TO BE AMENDED. THESE SECURITIES MAY NOT BE SOLD UNTIL A RECEIPT FOR THE SHORT FORM PROSPECTUS IS OBTAINED FROM THE SECURITIES REGULATORY AUTHORITY.

BASE SHELF PROSPECTUS

THIS SHORT FORM PROSPECTUS IS REFERRED TO AS A SHORT FORM BASE SHELF PROSPECTUS AND HAS BEEN FILED UNDER LEGISLATION IN THE PROVINCE OF ONTARIO THAT PERMITS CERTAIN INFORMATION ABOUT THESE SECURITIES TO BE DETERMINED AFTER THIS PROSPECTUS HAS BECOME FINAL AND THAT PERMITS THE OMISSION FROM THIS PROSPECTUS OF THAT INFORMATION. THE LEGISLATION REQUIRES THE DELIVERY TO PURCHASERS OF A PROSPECTUS SUPPLEMENT CONTAINING THE OMITTED INFORMATION WITHIN A SPECIFIED PERIOD OF TIME AFTER AGREEING TO PURCHASE ANY OF THESE SECURITIES.

THIS SHORT FORM PROSPECTUS CONSTITUTES A PUBLIC OFFERING OF THESE SECURITIES ONLY IN THOSE JURISDICTIONS WHERE THEY MAY BE LAWFULLY OFFERED FOR SALE AND THEREIN ONLY BY PERSONS PERMITTED TO SELL SUCH SECURITIES. NO SECURITIES REGULATORY AUTHORITY HAS EXPRESSED AN OPINION ABOUT THESE SECURITIES AND IT IS AN OFFENCE TO CLAIM OTHERWISE. INFORMATION HAS BEEN INCORPORATED BY REFERENCE IN THIS SHORT FORM PROSPECTUS FROM DOCUMENTS FILED WITH SECURITIES COMMISSIONS OR SIMILAR AUTHORITIES IN CANADA. COPIES OF THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE MAY BE OBTAINED ON REQUEST WITHOUT CHARGE FROM CHRISTOPHER J. WADDICK, CORPORATE SECRETARY OF VASOGEN INC. AT 2155 DUNWIN DRIVE, MISSISSAUGA, ONTARIO L5L 4M1 (TELEPHONE: (905) 569-2265).

              PRELIMINARY SHORT FORM PROSPECTUS DATED JULY 10, 2003

SECONDARY OFFERING

                                  VASOGEN INC.

                             8,120,000 COMMON SHARES

         An aggregate of 8,120,000 common shares (the "Common Shares") of Vasogen Inc. were issued and sold on a private placement basis on June 30 and July 2, 2003 at an issue price of US$4.00 per share. This prospectus may be used by the selling shareholders identified under the section entitled "Selling Shareholders" in connection with resales of the Common Shares through July 2, 2004, the first anniversary of the closing date of the private placement. We have agreed in registration rights agreements between the selling shareholders and us to bear all fees and expenses, other than underwriting compensation, in connection with the registration and sale of the Common Shares by the selling shareholders. See "Plan of Distribution".

         The Common Shares currently trade under the symbol "VAS" on the Toronto Stock Exchange ("TSX") and under the symbol "VSV" on the American Stock Exchange ("AMEX"). The last reported sale prices of the Common Shares on the TSX and the AMEX on July 9, 2003 were Cdn$7.15 and US$5.17 per share, respectively.

         INVESTING IN OUR COMMON SHARES INVOLVES RISKS. PLEASE CAREFULLY CONSIDER THE "RISK FACTORS" SECTION BEGINNING ON PAGE 6 OF THIS PROSPECTUS.

                          -----------------------------

         The Common Shares may be offered in negotiated transactions or otherwise, at varying prices determined at the time of the sale or at negotiated prices. In addition, the Common Shares may be offered from time to time through ordinary brokerage transactions on the TSX or the AMEX. See "Plan of Distribution".

         We will not receive any of the proceeds from the resale of the Common Shares by any of the selling shareholders.

         All of the selling shareholders other than Transamerica Life-Growsafe International Balanced Fund, Sceptre Investment Counsel Limited, AIG Global Investment Corp. (Canada), Royal Trust Corporation of Canada and AGF Funds are incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or reside outside of Canada. Although each of the selling shareholders has appointed or will appoint Vasogen Inc. at 2155 Dunwin Drive, Suite 10, Mississauga, Ontario L5L 4M1, as its agent for service of process in the Province of Ontario, it may not be possible for investors to collect from the selling shareholders judgments obtained in Canadian courts predicated on the civil liability provisions of securities legislation.

                         ------------------------------

         NO UNDERWRITER, AS DEFINED UNDER CANADIAN SECURITIES LEGISLATION, HAS BEEN INVOLVED IN THE PREPARATION OF THIS PROSPECTUS OR PERFORMED ANY REVIEW OF THE CONTENTS OF THIS PROSPECTUS.

         UNDER THE MULTIJURISDICTIONAL DISCLOSURE SYSTEM ADOPTED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION ("SEC"), WE ARE PERMITTED TO PREPARE THIS PROSPECTUS IN ACCORDANCE WITH CANADIAN DISCLOSURE REQUIREMENTS, WHICH ARE DIFFERENT FROM THOSE OF THE UNITED STATES. WE PREPARE OUR FINANCIAL STATEMENTS IN ACCORDANCE WITH CANADIAN GENERALLY ACCEPTED ACCOUNTING PRINCIPLES, AND THEY ARE SUBJECT TO CANADIAN AUDITING AND AUDITOR INDEPENDENCE STANDARDS. THEY MAY NOT BE COMPARABLE TO FINANCIAL STATEMENTS OF UNITED STATES COMPANIES.

         OWNING COMMON SHARES MAY SUBJECT A HOLDER TO TAX CONSEQUENCES BOTH IN THE UNITED STATES AND CANADA. THIS PROSPECTUS MAY NOT DESCRIBE THESE TAX CONSEQUENCES FULLY. PLEASE READ THE TAX DISCUSSIONS UNDER "CERTAIN INCOME TAX CONSIDERATIONS".

         THE ABILITY OF A HOLDER TO ENFORCE CIVIL LIABILITIES UNDER THE UNITED STATES FEDERAL SECURITIES LAWS MAY BE AFFECTED ADVERSELY BECAUSE WE ARE A CANADIAN CORPORATION WITH OUR PRINCIPAL PLACE OF BUSINESS IN CANADA, SOME OF OUR OFFICERS AND DIRECTORS AND SOME OF THE EXPERTS NAMED IN THIS PROSPECTUS ARE CANADIAN RESIDENTS, AND ALL OR A SUBSTANTIAL PORTION OF OUR ASSETS AND THE ASSETS OF SUCH PERSONS MAY BE LOCATED OUTSIDE THE UNITED STATES.

         NEITHER THE SEC NOR ANY STATE SECURITIES REGULATOR HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                TABLE OF CONTENTS

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS..............................4
ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES....................................5
RISK FACTORS...................................................................6
THE COMPANY...................................................................14
USE OF PROCEEDS...............................................................14
SELLING SHAREHOLDERS..........................................................14
CAPITALIZATION................................................................16
DESCRIPTION OF SHARE CAPITAL..................................................17
CERTAIN INCOME TAX CONSIDERATIONS.............................................17
PLAN OF DISTRIBUTION..........................................................24
LEGAL MATTERS.................................................................26
AUDITOR, TRANSFER AGENT AND REGISTRAR.........................................26
WHERE YOU CAN FIND MORE INFORMATION...........................................26
DOCUMENTS INCORPORATED BY REFERENCE...........................................27
LIST OF DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION...........28
PURCHASERS' STATUTORY RIGHTS..................................................28
CERTIFICATE OF VASOGEN INC....................................................29


         Only the information contained or incorporated by reference in this prospectus should be relied upon. We have not authorized any other person to provide different information. If anyone provides different or inconsistent information, it should not be relied upon. The Common Shares may not be offered or sold in any jurisdiction where the offer or sale is not permitted. It should be assumed that the information appearing in this prospectus and the documents incorporated by reference is accurate only as of their respective dates. Our business, financial condition, results of operation and prospects may have changed since those dates.

         Some of the information concerning economic and industry trends is based upon or derived from information provided by industry sources. We believe that such information is accurate and that the sources from which it has been obtained are reliable. However, we cannot guarantee the accuracy of such information and have not independently verified the assumptions upon which projections of future trends are based.

         The use of the term "significant" or "significantly" when describing clinical and preclinical results in this prospectus refers to "statistical significance", where there is a 5% probability or less that the result happened by random chance.

         IN THIS PROSPECTUS, UNLESS STATED OTHERWISE, "VASOGEN", "WE", "US", AND "OUR" REFER TO VASOGEN INC. AND ITS WHOLLY-OWNED SUBSIDIARY, VASOGEN IRELAND LIMITED.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         Certain statements contained in this prospectus and in certain documents incorporated by reference in this prospectus constitute
"forward-looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995.

         These statements include, without limitation, statements concerning our strategy, future operations, future financial position, future revenues, projected costs, prospects, plans and objectives of management. In some cases, you can identify forward-looking statements by terminology such as "may", "will", "should", "expects", "plans", "anticipates", "believes", "estimated", "predicts", "potential", "continue" or the negative of such terms or other comparable terminology. You should not place undue reliance on our forward-looking statements. When considering forward-looking statements, you should keep in mind the risk factors and other cautionary statements made in this prospectus. Forward-looking statements, particularly those concerning anticipated events relating to the development, regulatory approval and marketing of our products and the timing or magnitude of those events, are inherently uncertain. The risk factors discussed below and other considerations noted throughout this prospectus could cause our actual results to differ significantly from those contained in any forward-looking statements.

         Specifically, this prospectus contains forward-looking statements regarding:

         o our plan to continue development of our immune modulation therapies for the treatment of chronic heart failure ("chronic HF") and peripheral arterial disease ("PAD");

         o our intentions to complete site enrollment and advance patient recruitment in our Phase 3 chronic HF trial and Phase 3 PAD trial;

         o our intention to seek regulatory approvals in the United States and Canada for our products; and

         o our intention to seek corporate alliances to jointly develop and commercialize our immune modulation therapies.

         Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Important factors that could cause such differences include, among other things, the following:

         o difficulties or delays we may experience in the conduct of clinical trials;

         o        the inability to obtain regulatory approvals for our products;

         o difficulties we may experience in developing and commercializing our immune modulation therapies to address the treatment of chronic HF and PAD;

         o difficulties we may experience in identifying and successfully collaborating with appropriate corporate alliances; and

         o the need for additional capital and the effect of capital market conditions and other factors on capital availability.

         Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform forward-looking statements to actual results.

                   ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

         We are a Canadian corporation with our principal place of business in Canada. Some of our directors and officers and some of the experts named in this prospectus are residents of Canada and all or a substantial portion of our assets and the assets of such persons may be located outside the United States. Consequently, it may be difficult for United States investors to effect service of process within the United States upon us or our directors or officers, or to realize in the United States upon judgments of courts of the United States predicated upon civil liabilities under the United States Securities Act of 1933, as amended (the "Securities Act"). Investors should not assume that Canadian courts would enforce judgments of United States courts obtained in actions against us or such persons predicated upon the civil liability provisions of the United States federal securities laws or the securities or "blue sky" laws of any state within the United States or would enforce, in original actions, liabilities against us or such persons predicated upon the United States federal securities or any such state securities or blue sky laws.

                                  RISK FACTORS

         INVESTING IN OUR COMMON SHARES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED BELOW BEFORE MAKING AN INVESTMENT DECISION. YOU SHOULD ALSO REFER TO THE OTHER INFORMATION IN THIS PROSPECTUS, INCLUDING INFORMATION INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, INCLUDING OUR CONSOLIDATED FINANCIAL STATEMENTS AND RELATED NOTES. THE RISKS AND UNCERTAINTIES DESCRIBED BELOW ARE THOSE THAT WE CURRENTLY BELIEVE MAY MATERIALLY AFFECT US. ADDITIONAL RISKS AND UNCERTAINTIES THAT WE ARE UNAWARE OF OR THAT WE CURRENTLY DEEM IMMATERIAL ALSO MAY BECOME IMPORTANT FACTORS THAT AFFECT US. IF ANY OF THE FOLLOWING RISKS ACTUALLY OCCURS, OUR BUSINESS, OPERATING RESULTS OR FINANCIAL CONDITION COULD BE MATERIALLY ADVERSELY AFFECTED, THE TRADING PRICE OF OUR COMMON SHARES COULD DECLINE AND YOU COULD LOSE ALL OR PART OF YOUR INVESTMENT.

REGULATORY ENVIRONMENT

         Biotechnology, medical device, and pharmaceutical companies operate in a high-risk regulatory environment. The FDA, Health Canada and other health agencies can be very slow to approve a product and can also withhold product approvals. In addition, these health agencies also oversee many other medical product operations, such as manufacturing. As a result, regulatory risk is normally higher than other industry sectors.

         We have incurred, and expect to continue to incur, substantial clinical research and other costs in connection with obtaining regulatory approvals for our medical products in Canada, the United States, Europe, and other jurisdictions. While we are not aware of any pending or threatened governmental action against us in any country, any enforcement action by regulatory authorities with respect to past or any future regulatory non-compliance could have a material adverse effect on our business, financial condition, and results of operations.

         To date our lead product has been regulated as a medical device. There can be no assurance that this regulatory status will not change in the future or that other regulatory agencies will not have input into the approval of our products. Should this risk materialize, the cost and time to achieve regulatory approval may be substantially increased.

         There can be no assurance that we will be able to achieve or maintain regulatory compliance on all or any of our current or future products or that we will be able to timely and profitably produce our products while complying with applicable regulatory requirements. Failure to achieve or maintain such compliance could have a material adverse effect upon our business, financial condition, and results of operations.

         Certain regulatory authorities can institute proceedings to detain or seize products, issue a recall, enjoin future violations, assess civil and criminal penalties against us and our directors, officers and employees, or require us to make substantial changes to our manufacturing operations. Any of such actions could have a material adverse effect on our business, financial condition, and results of operations.

         While we believe we are in compliance with all existing regulations, there can be no assurance that a violation of such laws will not occur, or that any such violations will not have a material adverse effect on our business, financial condition, or results of operations.

UNCERTAINTY OF PRODUCT DEVELOPMENT AND CLINICAL TESTING

         We have not completed the development of any products and there can be no assurance that any products will be successfully developed. Our immune modulation therapies will require significant additional research and development efforts and regulatory approvals, including clinical trials, prior to potential commercialization in the United States and elsewhere. However, there can be no assurance that the results of all required clinical trials will demonstrate that these immune modulation therapies are safe and effective or, even if the results of the clinical trials are considered successful by us, that the FDA will not require us to conduct additional large-scale clinical trials with these immune modulation therapies before the FDA will consider approving such therapies for commercial use.

         Failure of these trials to demonstrate the safety and effectiveness of these immune modulation therapies could have a material adverse effect on the regulatory approval process for our potential products. There can be no assurance that the results of our preclinical studies and clinical trials will be indicative of future clinical trial results. A commitment of substantial resources to conduct time-consuming research, preclinical studies, and clinical trials will be required if we are to complete development of our products. Delays in planned patient enrollment, or lower than anticipated event rates, in our current clinical trials or future clinical trials may result in increased costs, program delays, or both. There can be no assurance that any of our potential products will prove to be safe and effective in clinical trials, that FDA or other regulatory approvals will be obtained, or that such products will achieve market acceptance.

         There can be no assurance that unacceptable toxicities or adverse side effects will not occur at any time in the course of human clinical trials or, if any products are successfully developed and approved for marketing, during commercial use of our products. The appearance of any such unacceptable toxicities or adverse side effects could interrupt, limit, delay, or abort the development of any of our products or, if previously approved, necessitate their withdrawal from the market. Furthermore, there can be no assurance that disease resistance or other factors will not limit the effectiveness of our potential products. Any products resulting from our programs are not expected to be successfully developed or made commercially available in the near term and may not be successfully developed or made commercially available at all.

SCIENTIFIC RESEARCH AND PRODUCT RISK

         Definitive proof of the precise mechanism of action of a biological response modifier such as immune modulation therapy will require considerably more basic scientific research than has been accomplished to date. There can be no assurance that the products that we are currently developing will be approved by regulatory agencies or that further testing will yield positive results. Should a product prove to have insufficient benefit and/or have an unsafe profile, its development will likely be discontinued.

DEVELOPMENT STAGE

         Our products are in the development stage and, accordingly, our business operations are subject to all of the risks inherent in the establishment and maintenance of a developing business enterprise, such as those related to competition and viable operations management. Due to our initial investment in extensive research and development and clinical testing, we have incurred a loss and have received no cash flow from operations to date, and there is no assurance that we will have earnings or cash flow from operations in the future. The future earnings and cash flow from operations of our business are dependent, in part, on our ability to further develop our products. There can be no assurance that we will grow and be profitable. The operations of our business are presently funded by external financing and we expect that additional financing will be required. There is no assurance that such financing will be available or, if available, be on terms acceptable to us.

PATENTS AND PROPRIETARY TECHNOLOGY

         We have filed a number of patent applications in the United States and many other countries. We file applications as appropriate for patents covering our products and processes. We have been issued patents covering certain aspects of our immune modulation therapies. Our success may depend, in part, on our ability to obtain patent protection for our products and processes. There can be no assurance that our patent applications will be issued as patents or that any of our issued patents, or any patent that may be issued in the future, will provide us with adequate protection for the covered products, processes, or technology. The patent positions of biotechnology and pharmaceutical companies can be highly uncertain and involve complex legal and factual questions. Therefore, the breadth of claims allowed in biotechnology and pharmaceutical patents cannot be predicted. We also rely upon unpatented trade secrets and know-how, and no assurance can be given that others will not independently develop substantially equivalent trade secrets or know-how. In addition, whether or not our patents are issued, or issued with limited coverage, others may receive patents that contain claims applicable to our products. There can be no assurance that any of our patents, or any patents issued to us in the future, will afford meaningful protection against competitors. Defending any such patent could be costly to us, and there can be no assurance that the patent would be held valid by a court of competent jurisdiction.

         We also rely on protecting our proprietary technology in part through confidentiality agreements with our corporate collaborators, employees, consultants, and certain contractors. There can be no assurance that these agreements will not be breached, that we will have adequate remedies for any breach, or that our trade secrets will not otherwise become known or independently discovered by our competitors. It is possible that our products or processes will infringe, or will be found to infringe, patents not owned or controlled by us. If any relevant claims of third-party patents are upheld as valid and enforceable, we could be prevented from practicing the subject matter claimed in such patents, or would be required to obtain licenses or redesign our products or processes to avoid infringement. There can be no assurance that such licenses would be available at all or on terms commercially reasonable to us or that we could redesign our products or processes to avoid infringement. Litigation may be necessary to defend against claims of infringement, to enforce patents issued to us, or to protect trade secrets. Such litigation could result in substantial costs and diversion of management efforts regardless of the results of such litigation, and an adverse result could subject us to significant liabilities to third parties, require disputed rights to be licensed, or require us to cease using such technology.

FINANCING

         We will need to raise additional funds to conduct research and development, preclinical studies, and clinical trials necessary to bring our potential products to market and establish manufacturing and marketing capabilities. Our future capital requirements will depend on many factors, including continued scientific progress in our research and development programs, the scope and results of preclinical studies and clinical trials, the time and costs involved in obtaining regulatory approvals, the costs involved in filing, prosecuting, and enforcing patent claims, competing technological and market developments, the cost of manufacturing scale-up, effective commercialization activities and arrangements, and other factors not within our control.

         Adequate funds may not be available when needed or on terms acceptable to us. Insufficient funds may require us to scale back or eliminate some or all of our research and development programs or license to third parties products or technologies that our company would otherwise seek to develop.

HISTORY OF OPERATING LOSSES

         As of February 28, 2003, our company had an accumulated deficit of approximately Cdn$86.6 million. We have not generated revenues from the commercialization of any products and expect to incur substantial net operating losses over the next several years as a result of the expanded clinical trial activity necessary to support regulatory approval of our products. Costs associated with Phase 3 clinical trials are generally substantially greater than Phase 2 clinical trials, as the number of clinical sites and patients required is typically much larger. There can be no assurance that we will be able to generate sufficient product revenue to become profitable at all or on a sustained basis. We expect to have quarter-to-quarter fluctuations in expenses, some of which could be significant, due to expanded research, development, and clinical trial activities.

POTENTIAL COMPETITION

         The industry that we compete in is not a static environment, and market share can change rapidly if competing products are introduced. There can be no assurance that we can avoid intense competition from other medical technology companies, universities, government agencies or research organizations and other technological advances, which could render our technology uneconomical or obsolete. Many of our competitors have substantially greater financial and/or other resources.

PRODUCT CONCENTRATION

         We intend to rely substantially on the exploitation of our products that are currently in development for our future earnings. If any of these products does not become commercially viable for any reason, our future earnings will suffer. If the products become commercially suitable, our future financial performance will then depend on the successful introduction and customer acceptance of our products, of which there can be no assurance.

KEY PERSONNEL

         The operations of our business are highly dependent upon the participation of our key personnel. The loss of the service of any one of our key personnel may materially affect the ability of our company to successfully introduce our products and to grow and expand. Our company carries key man insurance on senior management members who are critical to our company.

PRODUCT LIABILITY EXPOSURE

         We face an inherent business risk of exposure to product liability and other claims in the event that the development or use of our technology or prospective products is alleged to have resulted in adverse effects. While we have taken, and will continue to take, what we believe are appropriate precautions, there can be no assurance that we will avoid significant liability exposure. Although we currently carry product liability insurance for clinical trials, there can be no assurance that we have sufficient coverage, or can obtain sufficient coverage at a reasonable cost. An inability to obtain product liability insurance at acceptable cost or to otherwise protect against potential product liability claims could prevent or inhibit the commercialization of products we develop. A product liability claim could have a material adverse effect on our business, financial condition, and results of operations.

GOVERNMENT AND INSURANCE REIMBURSEMENTS FOR HEALTHCARE EXPENDITURES

         Government and insurance reimbursements for healthcare expenditures play an important role for all healthcare providers, including physicians, drug companies, medical supply companies, and companies such as us, which plan to offer various products and treatments in the United States and other countries in the future. In the United States, our ability to have our products and treatments eligible for Medicare or private insurance reimbursement will be an important factor in determining the ultimate success of our products. If, for any reason, Medicare or the insurance companies decline to provide reimbursement for our products and treatments, there would be a material adverse effect on our business, financial condition, and results of operations. There can be no assurance that our products and treatments will be eligible for reimbursement.

         There has been a trend toward declining government and private insurance expenditures for many healthcare items. Even if our products and treatments are approved for reimbursement by Medicare and private insurers, of which there can be no assurance, the amount of reimbursement may be reduced at times, or even eliminated. This would have a material adverse effect on our business, financial condition, and results of operations.

UNCERTAINTY OF PRODUCT PRICING, REIMBURSEMENT, AND RELATED MATTERS

         Our ability to earn sufficient returns on our products will depend in part on the extent to which reimbursement for the costs of such products and related treatments will be available from government health administration authorities, private health coverage insurers, managed care organizations, and other organizations. Third-party payors are increasingly challenging the price of medical products and services. If purchasers or users of our products are not able to obtain adequate reimbursement for the cost of using such products, they may forgo or reduce such use. Significant uncertainty exists as to the reimbursement status of newly approved healthcare products, and there can be no assurance that adequate third-party coverage will be available.

DEPENDENCE ON THIRD PARTIES

         Our strategy for the research, development, and commercialization of our products requires entering into various arrangements with corporate collaborators, licensors, licensees, and others, and our commercial success is dependent upon these outside parties performing their respective contractual responsibilities. The amount and timing of resources such third parties will devote to these activities may not be within our control. There can be no assurance that such parties will perform their obligations as expected or that we will derive any revenue from such arrangements. There can be no assurance that these collaborations will result in the development of any commercial products. We intend to seek additional collaborative arrangements to develop and commercialize some of our products. There can be no assurance that we will be able to negotiate collaborative arrangements on favorable terms, or at all, in the future, or that our current or future collaborative arrangements will be successful.

MANUFACTURING CAPABILITY AND LACK OF COMMERCIAL MANUFACTURING EXPERIENCE

         We currently rely upon a single subcontractor for the disposable blood containers and a single subcontractor for the medical instruments on which our immune modulation therapy delivery systems are based. We are continually reviewing our own capabilities and the capabilities of other potential suppliers and subcontractors. The establishment of additional or replacement suppliers for certain materials, components, subassemblies, assemblies, or finished products cannot be accomplished quickly, largely due to the regulatory approval systems and the complex nature of manufacturing processes employed by many suppliers. The failure to obtain sufficient quantities of component materials on commercially reasonable terms could have a material adverse effect on our clinical studies, business, financial condition, and results of operations.

         If we are successful in developing the markets for our immune modulation therapies, we would have to arrange for the scaled-up manufacturing of our devices. At the present time, we have not arranged for the large scale manufacture of these medical devices. There can no assurance that we will, on a timely basis, be able to make the transition from manufacturing clinical trial quantities to commercial production quantities successfully or be able to arrange for contract manufacturing. We believe we will be able to manufacture our medical devices for initial commercialization if the products obtain FDA regulatory approval, but we have not yet demonstrated the capability to manufacture the medical devices in commercial quantities. Potential difficulties experienced by us in manufacturing scale-up, including recalls or safety alerts, could have a material adverse effect on our business, financial condition, and results of operations.

         The manufacture of our products involves a number of steps and requires compliance with stringent quality control specifications imposed by us and by the FDA (and other regulatory agencies). Moreover, our products can only be manufactured in a facility that has undergone a satisfactory inspection by the FDA. For these reasons, we would not be able to replace our manufacturing capacity quickly if we were unable to use our manufacturing facilities as a result of a fire, natural disaster (including an earthquake), equipment failure, or other difficulty, or if such facilities are deemed not in compliance with the FDA's requirements and the non-compliance could not be rapidly rectified. Our inability or reduced capacity to manufacture our products would have a material adverse effect on our business, financial condition, and results of operations.

         We expect to enter into additional arrangements with contract manufacturing companies to expand support our own production capacity in order to meet requirements for our products, or to attempt to improve manufacturing efficiency. If we choose to contract for manufacturing services and encounter delays or difficulties in establishing relationships with manufacturers to produce, package, and distribute our finished products, then clinical trials, market introduction, and subsequent sales of such products would be adversely affected. Further, contract manufacturers must also operate in compliance with the FDA's requirements; failure to do so could result in, among other things, the disruption of product supplies. Our potential dependence upon third parties for the manufacture of our products may adversely affect our profit margins and our ability to develop and deliver such products on a timely and competitive basis.

LACK OF MARKETING AND DISTRIBUTION EXPERIENCE

         We have no experience in the sales, marketing, and distribution of pharmaceutical or medical products. There can be no assurance that we will be able to establish sales, marketing, and distribution capabilities or make arrangements with our collaborators, licensees, or others to perform such activities or that such efforts will be successful.

RAPID GROWTH

         Our operations are growing rapidly and it is expected that this growth will continue as we execute our business strategy. We anticipate further increases in employees. Sustaining such growth places significant strains on management and administrative, operational, personnel, and financial resources. Accordingly, our future operating results will depend on the ability of our officers and other key employees to continue to implement and improve operational, support, and financial control systems to effectively expand, train, and manage our employee base. An inability to manage growth successfully could seriously impact future operating results.

POTENTIAL CONFLICTS OF INTERESTS

         Certain of the directors and officers of our company are also directors and officers of other companies. One of our directors is also President, Chief Operating Officer, and a director of Quest Diagnostics. In addition, our Chairman is also a director of Quest Diagnostics. Consequently, there exists the possibility for such directors and officers to be in a position of conflict. Any decision made by any of such directors and officers involving our company is made in accordance with their duties and obligations to deal fairly and in good faith with our company and such other companies. In addition, each of our directors will declare a conflict in, and refrain from voting on, any matter in which such director may have a conflict of interest.

HAZARDOUS MATERIAL; ENVIRONMENTAL MATTERS

         Although we do not currently manufacture commercial quantities of our products, we produce limited quantities of such products for our clinical trials. Our research and development processes involve the controlled storage, use, and disposal of hazardous materials and biological hazardous materials. We are subject to laws and regulations governing the use, manufacture, storage, handling, and disposal of such materials and certain waste products. Although we believe that our safety procedures for handling and disposing of such materials comply with the standards prescribed by such laws and regulations, the risk of accidental contamination or injury from these materials cannot be completely eliminated. In the event of such an accident, we could be held liable for any damages that result, and any such liability could exceed our resources. There can be no assurance that we will not be required to incur significant costs to comply with current or future environmental laws and regulations nor that our operations, business, or assets will not be materially or adversely affected by current or future environmental laws or regulations.

VOLATILITY OF STOCK PRICE AND ABSENCE OF DIVIDENDS

         The market price of our Common Shares, like that of the securities of many other biotechnology companies in the development stage, has been and is likely to continue to be, highly volatile. This increases the risk of securities litigation related to such volatility. Factors such as the results of our preclinical studies and clinical trials, as well as those of our collaborators, or our competitors; other evidence of the safety or effectiveness of our products or those of our competitors; announcements of technological innovations or new products by us or our competitors; governmental regulatory actions; developments with our collaborators; developments concerning patent or other proprietary rights of our company or our competitors (including litigation); concern as to the safety of our products; period-to-period fluctuations in operating results; changes in estimates of our performance by securities analysts; market conditions for biotechnology stocks in general; and other factors not within the control of our company could have a significant adverse impact on the market price of our Common Shares. We have never paid cash dividends on our Common Shares and do not anticipate paying any cash dividends in the foreseeable future.

DILUTION

         In order to obtain financing, if it is even available, it is likely that we will sell additional Common Shares or financial instruments, which are exchangeable or convertible into Common Shares. Also, in order to provide incentives to current employees and induce prospective employees and consultants to work for us, we have granted options and intend to offer and issue options to purchase Common Shares and/or rights, exchangeable or convertible into Common Shares. These activities could result in substantial dilution to all shareholders.

                                   THE COMPANY

         We are a developer of immune modulation therapies for the treatment of cardiovascular and other inflammatory diseases. We were incorporated under the Business Corporations Act (Ontario) and were continued under the Canada Business Corporations Act by certificate and articles of continuance dated August 9, 1999. We have one subsidiary, Vasogen Ireland Limited, a corporation wholly-owned by us and incorporated under the laws of Ireland. Vasogen Ireland Limited owns the technology and intellectual property related to our immune modulation therapies.

         Our registered office is located at BCE Place, Suite 2500, 181 Bay Street, Toronto, Ontario M5J 2T7, and our principal office is located at 2155 Dunwin Drive, Mississauga, Ontario L5L 4M1. We are currently a "reporting issuer" in all of the provinces of Canada, other than Newfoundland, and all of the territories of Canada. Our telephone number is (905) 569-2265 and our facsimile number is (905) 569-9231. Our website is www.vasogen.com. Any information contained on our website is not, and will be deemed not to be, incorporated herein by reference.

                                 USE OF PROCEEDS

         The proceeds from the sale of the Common Shares offered pursuant to this prospectus are solely for the account of the selling shareholders. Accordingly, we will not receive any proceeds from the sale of the Common Shares by the selling shareholders.

                              SELLING SHAREHOLDERS

         We are registering the Common Shares covered by this prospectus on behalf of the selling shareholders named in the table below. On June 30 and July 2, 2003, we entered into common share purchase agreements with the selling shareholders, pursuant to which we sold an aggregate of 8,120,000 Common Shares in a private placement transaction. The private placement transaction was completed on July 2, 2003. This prospectus covers the offer and sale by the selling shareholders of up to all of the 8,120,000 Common Shares issued to the selling shareholders pursuant to such common share purchase agreements. We have registered the Common Shares to permit the selling shareholders to resell the Common Shares.

         The following table sets forth information obtained from the selling shareholders regarding their ownership of Common Shares as of July 9, 2003, and as adjusted to reflect the sale by the selling shareholders of Common Shares pursuant to this prospectus. Beneficial ownership is determined in accordance with the rules of the SEC and includes voting and investment power with respect to the securities. Except as indicated by footnote, the selling shareholders have sole voting and investment power with respect to the Common Shares. Except as otherwise disclosed below, the selling shareholders do not have, and have not within the past three years had, any position, office or other material relationship with us.

         Percentage ownership is based on 61,462,617 Common Shares outstanding on July 9, 2003, giving effect to the sale of 8,120,000 Common Shares to the selling shareholders in the private placement on June 30 and July 2, 2003.

---------------------------------------------------------------------------------------------------------------------
                                 NUMBER OF COMMON           COMMON SHARES                    COMMON SHARES
            NAME OF                SHARES BEING                 OWNED                            OWNED
    SELLING SHAREHOLDER(1)          OFFERED(2)           PRIOR TO OFFERING(2)             AFTER OFFERING(2)(3)
-------------------------------- ------------------ ------------------------------- ---------------------------------
                                                        NUMBER        PERCENT(4)        NUMBER         PERCENT(4)
-------------------------------- ------------------ --------------- --------------- --------------- -----------------
Transamerica Life-Growsafe              100,000          100,000           0.16%            0                0
   International Balanced Fund
-------------------------------- ------------------ --------------- --------------- --------------- -----------------
Sceptre Investment Counsel              780,000          780,000           1.27%            0                0
   Limited
-------------------------------- ------------------ --------------- --------------- --------------- -----------------
AIG Global Investment Corp.             200,000(5)       200,000(5)        0.33%            0                0
   (Canada)
-------------------------------- ------------------ --------------- --------------- --------------- -----------------
Royal Trust Corporation of              270,000(6)       270,000(6)        0.44%            0                0
   Canada
-------------------------------- ------------------ --------------- --------------- --------------- -----------------
AGF Funds                               200,000(5)       788,500(5)        1.28%         588,500(5)        0.96%
-------------------------------- ------------------ --------------- --------------- --------------- -----------------
WPG-Farber Fund, L.P.                   408,100          408,100           0.66%            0                0
-------------------------------- ------------------ --------------- --------------- --------------- -----------------
WPG-Farber QP Fund, L.P.                126,000          126,000           0.21%            0                0
-------------------------------- ------------------ --------------- --------------- --------------- -----------------
WPG-Farber Institutional Fund,          145,600          145,600           0.24%            0                0
   L.P.
-------------------------------- ------------------ --------------- --------------- --------------- -----------------
WPG-Farber Overseas Fund, L.P.           20,300           20,300           0.03%            0                0
-------------------------------- ------------------ --------------- --------------- --------------- -----------------
Fred Stein                               50,000           50,000           0.08%            0                0
-------------------------------- ------------------ --------------- --------------- --------------- -----------------
CDIB Capital Investment                 375,000          375,000           0.61%            0                0
   America Ltd.
-------------------------------- ------------------ --------------- --------------- --------------- -----------------
Robert A. Day                           500,000          500,000           0.81%            0                0
-------------------------------- ------------------ --------------- --------------- --------------- -----------------
Voyager Partners                        500,000          500,000           0.81%            0                0
-------------------------------- ------------------ --------------- --------------- --------------- -----------------
GWA, LLC                                300,000(7)       300,000(7)        0.49%            0                0
-------------------------------- ------------------ --------------- --------------- --------------- -----------------
Knott Partners LP                       718,000          901,400           1.47%         183,400           0.30%
-------------------------------- ------------------ --------------- --------------- --------------- -----------------
Matterhorn Offshore Fund                239,000          299,880           0.49%          60,880           0.10%
-------------------------------- ------------------ --------------- --------------- --------------- -----------------
CommonFund Hedged Equity                185,000          232,300           0.38%          47,300           0.08%
-------------------------------- ------------------ --------------- --------------- --------------- -----------------
Shoshone Partners LP                    108,000          135,800           0.22%          27,800           0.05%
-------------------------------- ------------------ --------------- --------------- --------------- -----------------
ProMed Partners L.P.                    106,725          106,725           0.17%            0                0
-------------------------------- ------------------ --------------- --------------- --------------- -----------------
ProMed Offshore Fund, Ltd.               18,275           18,275           0.03%            0                0
-------------------------------- ------------------ --------------- --------------- --------------- -----------------
Straus-Spelman Partners LP(8)            25,000           26,600           0.04%           1,600             - (9)
-------------------------------- ------------------ --------------- --------------- --------------- -----------------
Straus Partners LP(10)                  215,000          229,400           0.37%          14,400           0.02%
-------------------------------- ------------------ --------------- --------------- --------------- -----------------
Straus-GEPT Partners LP(11)             135,000          144,000           0.23%           9,000           0.01%
-------------------------------- ------------------ --------------- --------------- --------------- -----------------
Tradewinds Fund Ltd.                     41,000           41,000           0.07%            0                0
-------------------------------- ------------------ --------------- --------------- --------------- -----------------
Little Wing L.P.                        146,500          146,500           0.24%            0                0
-------------------------------- ------------------ --------------- --------------- --------------- -----------------
Storm Heaven LP                          50,000           50,000           0.08%            0                0
-------------------------------- ------------------ --------------- --------------- --------------- -----------------
Morrison Family Trust                   100,000
-------------------------------- ------------------ --------------- --------------- --------------- -----------------
The Ascend Fund                         100,000
-------------------------------- ------------------ --------------- --------------- --------------- -----------------

---------------------------------------------------------------------------------------------------------------------
                                 NUMBER OF COMMON           COMMON SHARES                    COMMON SHARES
            NAME OF                SHARES BEING                 OWNED                            OWNED
    SELLING SHAREHOLDER(1)          OFFERED(2)           PRIOR TO OFFERING(2)             AFTER OFFERING(2)(3)
-------------------------------- ------------------ ------------------------------- ---------------------------------
                                                        NUMBER        PERCENT(4)        NUMBER         PERCENT(4)
-------------------------------- ------------------ --------------- --------------- --------------- -----------------
Scoggin Capital Management, LP          250,000(7)       250,000(7)        0.41%            0                0
   II
-------------------------------- ------------------ --------------- --------------- --------------- -----------------
Scoggin International Fund,             250,000          250,000           0.41%            0                0
   Ltd.
-------------------------------- ------------------ --------------- --------------- --------------- -----------------
Odin Partners LP                         62,500(5)        71,000(5)        0.12%           8,500(5)        0.01%
-------------------------------- ------------------ --------------- --------------- --------------- -----------------
Alray Ltd.                              125,000          125,000           0.20%           0                 0
-------------------------------- ------------------ --------------- --------------- --------------- -----------------
National Investors Services              20,000(7)        65,000(7)        0.11%          45,000(7)        0.07%
   Corp. FBO: Virginia C.
   Clark
-------------------------------- ------------------ --------------- --------------- --------------- -----------------
Quest Diagnostics                     1,250,000        3,056,783           4.97%       1,806,783           2.94%
   Incorporated(12)
---------------------------------------------------------------------------------------------------------------------

(1) Other than the 8,120,000 Common Shares acquired by the selling shareholders pursuant to the private placement completed on June 30 and July 2, 2003 and other than as set out below, none of the selling shareholders acquired any of our Common Shares in the 12 months preceding the date of this prospectus.
(2)     Held of record and beneficially owned, unless otherwise indicated.
(3) Although the selling shareholders have not expressed a specific intention as to the number of Common Shares to be sold, the table shows the ownership that would result if all such Common Shares were sold.
(4)     Based on 61,462,617 Common Shares issued and outstanding as at July 9,
        2003.
(5)     Beneficially owned only.
(6)     Beneficially owned by Marquest Investment Counsel Inc.
(7)     Held of record only.
(8) Straus-Spelman Partners LP acquired 26,600 Common Shares (including the Common Shares acquired under the private placement completed on July 2,
        2003) after July 1, 2002 at an aggregate cost of US$109,256 and at an average per share cost of US$4.11.
(9)     Less than 0.01%.
(10) Straus Partners LP acquired 229,400 Common Shares (including the Common Shares acquired under the private placement completed on July 2, 2003) after July 1, 2002 at an aggregate cost of US$943,139 and at an average per share cost of US$4.11.
(11) Straus-GEPT Partners LP acquired 144,000 Common Shares (including the Common Shares acquired under the private placement completed on July 2,
        2003) after July 1, 2002 at an aggregate cost of US$591,969 and at an average per share cost of US$4.11.
(12) Dr. Surya N. Mohapatra is the President and Chief Operating Officer of Quest Diagnostics Incorporated and has been a director of Vasogen since 2002.

                                 CAPITALIZATION

         Since November 30, 2002, the only material change in our consolidated share and loan capital was the issuance of 9,477,986 Common Shares for net proceeds of approximately US$34,900,000, which increased our cash and marketable securities to approximately US$55,200,000 (Cdn$74,600,000), and increased our shareholders' equity to approximately Cdn$77,200,000.

                          DESCRIPTION OF SHARE CAPITAL

         Our authorized share capital consists of an unlimited number of Common Shares of which 61,462,617 Common Shares were issued and outstanding as of July 9, 2003. The holders of the Common Shares are entitled to one vote for each Common Share on all matters voted on at any meetings of our shareholders, to any dividends that may be declared by the board of directors thereon and, in the event of liquidation, dissolution or winding-up of our company, shall be entitled to receive our remaining property. As at July 9, 2003, options and warrants to acquire 4,700,979 Common Shares were outstanding. In addition, 1,661,483 Common Shares are reserved for issuance upon exercise of stock options available for grant under our option plans as of July 9, 2003. We have adopted, effective November 22, 2000, a shareholder rights plan. The shareholder rights plan was extended to 2006 at our May 7, 2003 shareholders' meeting.

                        CERTAIN INCOME TAX CONSIDERATIONS

U.S. FEDERAL INCOME TAX CONSIDERATIONS

         The following summary describes certain United States federal income tax consequences of the ownership and disposition of our Common Shares that are generally applicable to a United States person that holds our Common Shares as capital assets (a "U.S. Holder") within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"). The following discussion does not purport to be a complete analysis of all of the potential United States federal income tax considerations that may be relevant to particular holders of our Common Shares in light of their particular circumstances nor does it deal with persons that are subject to special tax rules, such as brokers, dealers in securities or currencies, financial institutions, insurance companies, tax-exempt organizations, persons liable for alternative minimum tax, persons holding our Common Shares as part of a straddle, hedge or conversion transaction or as part of a synthetic security or other integrated transaction, traders in securities that elect to use a mark-to-market method of accounting for their securities holdings, holders whose "functional currency" is not the United States dollar, and holders who are not U.S. Holders. In addition, the discussion below does not address the tax consequences of the law of any state, locality or foreign jurisdiction or United States federal tax consequences (e.g., estate or gift tax) other than those pertaining to the income tax. There can be no assurance that the United States Internal Revenue Service (the "IRS") will take a similar view as to any of the tax consequences described in this summary.

         The following is based on currently existing provisions of the Code, existing and proposed Treasury regulations under the Code and current administrative rulings and court decisions. Everything listed in the previous sentence may change, possibly on a retroactive basis, and any change could affect the continuing validity of this discussion.

         Each U.S. Holder and non-U.S. Holder should consult its tax advisor regarding the United States federal income tax consequences of holding our Common Shares applicable to such holder in light of its particular situation, as well as any tax consequences that may arise under the laws of any other relevant foreign, state, local, or other taxing jurisdiction.

         As used in this section, the term "United States person" means a beneficial owner of our Common Shares that is:

         (i)      a citizen or an individual resident of the United States,

         (ii) a corporation (or an entity taxable as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or any political subdivision of the United States;

         (iii) an estate the income of which is subject to United States federal income taxation regardless of its source; or

         (iv) a trust which (A) is subject to the supervision of a court within the United States and the control of a United States fiduciary as described in Section 7701(a)(30) of the Code; or
                  (B) was in existence on August 20, 1996 and has properly elected under applicable Treasury Regulations to continue to be treated as a United States person.

PASSIVE FOREIGN INVESTMENT COMPANY

         Special, generally unfavorable rules apply to the ownership and disposition of a passive foreign investment company ("PFIC"). As discussed below, however, it may well be possible to mitigate these consequences by making a so-called qualified electing fund ("QEF") election.

         For United States federal income tax purposes, a foreign corporation is classified as a PFIC for each taxable year in which either:

         o at least 75% of its gross income is "passive" income (referred to as the "income test"), or

         o at least 50% of the average value of its assets is attributable to assets that produce passive income or are held for the production of passive income (referred to as the "asset test").

For purposes of the income test and the asset test, if a foreign corporation owns directly or indirectly at least 25% (by value) of the stock of another corporation, that foreign corporation will be treated as if it held its proportionate share of the assets of the other corporation and received directly its proportionate share of the income of that other corporation. Also, for purposes of the income test and the asset test, passive income does not include any income that is interest, a dividend or a rent or royalty, which is received or accrued from a related person to the extent that amount is properly allocable to the income of the related person that is not passive income.

         We currently expect that a substantial portion of our gross income in the 2003 taxable year will consist of interest and other passive income. We therefore are likely to be classified as a PFIC currently and for the foreseeable future. In any event, PFIC status is fundamentally factual in nature, generally cannot be determined until the close of the taxable year in question and is determined annually.

         Under applicable attribution rules, if Vasogen Inc. is a PFIC, U.S. Holders of Common Shares will be treated as holding for certain purposes of the PFIC rules stock of Vasogen Inc.'s subsidiaries (including Vasogen Ireland Limited) that are PFICs. In such case, certain dispositions of, and distributions on, stock of such subsidiaries may have consequences under the PFIC rules directly to U.S. Holders.

         In the absence of any election, a U.S. Holder of a PFIC will be taxed under the generally unfavorable rules described below, including loss of favorable capital gains rates and the imposition of an interest charge, that apply if the holder recognizes gain on the sale or other disposition of the PFIC stock or receives certain distributions with respect to the stock (see "--THE "NO ELECTION" ALTERNATIVE - TAXATION OF EXCESS DISTRIBUTIONS"). U.S. Holders may avoid most of these consequences by making a QEF Election with respect to Vasogen, which will have the consequences described in "--THE QEF ELECTION ALTERNATIVE." A U.S. Holder may also consider making an election to mark the Common Shares to market (a "Mark to Market Election").

         U.S. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS ABOUT THE POSSIBLE APPLICABILITY OF THE PFIC RULES AND THE AVAILABILITY OF MAKING A QEF ELECTION TO AVOID ADVERSE U.S. TAX CONSEQUENCES.

         1.       THE QEF ELECTION ALTERNATIVE

         A U.S. Holder who elects (an "Electing U.S. Holder") in a timely manner to treat Vasogen Inc. as a QEF (a "QEF Election") would be subject to current U.S. federal income tax on the U.S. dollar value of its pro rata share of Vasogen Inc.'s ordinary earnings and net capital gains (both as determined under United States federal income tax principles) during any taxable years of the U.S. Holder in which we are classified as a PFIC, regardless of whether such amounts are actually distributed. An Electing U.S. Holder may further elect, in any given taxable year, to defer payment of the taxes owing as a result of including our ordinary earnings and net capital gains currently in income, subject to certain limitations. However, if deferred, the taxes will be subject to an interest charge, which will be non-deductible to U.S. Holders that are not corporations. Distributions paid out of earnings and profits that previously were taxed to the Electing U.S. Holder shall not be subject to tax again upon distribution.

         We believe that we will not have any earnings and profits (as computed for U.S. federal income tax purposes) for the current taxable year and little, if any, earnings and profits for any future taxable year in which our company is a PFIC. In that event, a QEF Election with respect to our Common Shares would subject a U.S. Holder to correspondingly little, if any, current taxation. However, there can be no assurance as to these matters.

         Similarly, if Vasogen Ireland Limited were classified as a PFIC, a U.S. Holder that makes a timely QEF Election with respect to Vasogen Ireland Limited would be subject to the QEF rules as described above with respect to the holder's pro rata share of the ordinary earnings and net capital gains of Vasogen Ireland Limited. Earnings of Vasogen Inc. (or Vasogen Ireland Limited) attributable to distributions from Vasogen Ireland Limited that had previously been included in the income of an Electing U.S. Holder under the QEF rules would generally not be taxed to the Electing U.S. Holder again.

         Upon the sale or other disposition of Common Shares, an Electing U.S. Holder who makes a QEF Election for the first taxable year in which he owns Common Shares will recognize capital gain or loss for U.S. federal income tax purposes in an amount equal to the difference between the net amount realized on the disposition and the U.S. Holder's adjusted tax basis in the Common Shares. Such gain or loss will be capital gain or loss, which will be long-term capital gain or loss if the U.S. Holder's holding period in the Common Shares is more than one year and otherwise will be short-term capital gain or loss. The deductibility of capital losses is subject to certain limitations. If the U.S. Holder is a United States resident (as defined in section 865 of the Code), gains realized upon disposition of a Common Share by such U.S. Holder generally will be U.S. source income, and disposition losses generally will be allocated to reduce U.S. source income.

         A QEF Election must be made in a timely manner as specified in applicable Treasury regulations. Generally, the QEF Election must be made in a timely filed federal income tax return of a U.S. Holder for the first taxable year of the foreign corporation during which the corporation was at any time a PFIC. Although a QEF Election may be made after the PFIC's first taxable year that was included in the Electing U.S. Holder's holding period, the Electing U.S. Holder would continue to be subject to the excess distribution rules described below (see "--THE "NO ELECTION" ALTERNATIVE - TAXATION OF EXCESS DISTRIBUTIONS") unless the holder makes a Mark to Market Election, which would result in a deemed disposition of the PFIC stock to which the excess distribution rules may apply.

         The QEF Election is made on a shareholder-by-shareholder basis and can be revoked only with the consent of the IRS. A shareholder makes a QEF Election by attaching a completed IRS Form 8621, including a PFIC annual information statement, to a timely filed United States federal income tax return. Even if a QEF Election is not made, a shareholder in a PFIC who is a U.S. person must file a completed IRS Form 8621 every year.

         We intend to make available to U.S. Holders timely and accurate information as to our status as a PFIC and intend to comply with all applicable record-keeping, reporting and other requirements so that each U.S. Holder may elect to treat our company as a QEF.

         2.       THE "NO ELECTION" ALTERNATIVE - TAXATION OF EXCESS
                  DISTRIBUTIONS

         If we are classified as a PFIC for any year during which a U.S. Holder has held Common Shares and that holder has not made a QEF Election or a Mark to Market Election, special rules may subject that holder to increased tax liability, including loss of favorable capital gains rates and the imposition of an interest charge, upon the sale or other disposition of the Common Shares or upon the receipt of any excess distribution (as defined below). Under these rules:

         o the gain or excess distribution will be allocated ratably over the U.S. Holder's holding period;

         o the amount allocated to the current taxable year and any year prior to the first year in which we are a PFIC will be taxed as ordinary income in the current year;

         o the amount allocated to each of the other taxable years will be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year; and

         o an interest charge for the deemed deferral benefit will be imposed with respect to the resulting tax attributable to each of the other taxable years.

These rules will continue to apply to the holder even after we cease to meet the definition of a PFIC, unless the holder elects to be treated as having sold our Common Shares on the last day of the last taxable year in which we qualified as a PFIC.

         An "excess distribution", in general, is any distribution on Common Shares received in a taxable year by a U.S. Holder that is greater than 125% of the average annual distributions received by that holder in the three preceding taxable years or, if shorter, that holder's holding period for Common Shares.

         Any portion of a distribution paid to a U.S. Holder that does not constitute an excess distribution will be treated as ordinary dividend income to the extent of our current and accumulated earnings and profits (as computed for U.S. federal income tax purposes). Such dividends generally will not qualify for the dividends-received deduction otherwise available to U.S. corporations. Any amounts treated as dividends paid by a PFIC do not constitute "qualified dividend income" within the meaning of Section 1(h)(11) of the Code, and will therefore be ineligible for taxation at the recently enacted reduced rate of 15% applicable to individuals who receive such income. Any such amounts in excess of our current and accumulated earnings and profits will be applied against the Electing U.S. Holder's tax basis in the Common Shares and, to the extent in excess of such tax basis, will be treated as gain from a sale or exchange of such Common Shares. It is possible that any such gain might be treated as an excess distribution.

         3.       MARK TO MARKET ELECTION ALTERNATIVE

         Assuming that our Common Shares are treated as marketable stock, a U.S. Holder that does not make a QEF Election may avoid the application of the excess distribution rules, at least in part, by electing to mark the Common Shares to market annually, recognizing as ordinary income or loss each year an amount equal to the difference as of the close of the taxable year between the fair market value of its Common Shares and the holder's adjusted tax basis in the Common Shares. Any mark to market loss is treated as an ordinary deduction, but only to the extent of the ordinary income that the holder has included pursuant to the election in prior tax years. The electing U.S. Holder's basis in its Common Shares would be adjusted to reflect any of these income or loss amounts. Any gain on a disposition of our Common Shares by an electing U.S. Holder would be treated as ordinary income. Any loss on such a disposition would be treated as an ordinary deduction, but only to the extent of the ordinary income that the holder has included pursuant to the election in prior tax years. For purposes of making this election, stock of a foreign corporation is "marketable" if it is regularly traded on certain qualified exchanges. The Common Shares should be treated as "marketable stock" for purposes of making this election.

         With respect to its direct ownership of Common Shares, a U.S. Holder that receives a distribution with respect to its Common Shares will avoid the unfavorable consequences applicable to excess distributions described above if the holder has made a timely Mark to Market Election in the first year of its holding period during which we are treated as a PFIC. Such distribution would instead be taxed under the rules described in the final paragraph of the above section ("--THE "NO ELECTION" ALTERNATIVE - TAXATION OF EXCESS DISTRIBUTIONS"). If a U.S. Holder has held Common Shares for one or more taxable years during which we are treated as a PFIC and does not make a timely Mark to Market Election with respect to the Common Shares held during the first of those years, a coordination rule applies to ensure that a later Mark to Market Election does not cause the holder to avoid the interest charge on excess distributions with respect to amounts attributable to periods before the election.

         An election to mark to market applies to the year for which the election is made and the following years unless the PFIC stock ceases to be marketable or the IRS consents to the revocation of the election. In addition, a U.S. Holder that has made a Mark to Market Election does not include mark to market gains, or deduct mark to market losses, for years when the corporation ceases to be treated as a PFIC. If a timely QEF Election were made by a U.S. Holder, the mark to market rules would not apply.

         The mark to market rules do not appear to prevent the application of the excess distribution rules in respect of stock of Vasogen Ireland Limited in the event that Vasogen Ireland Limited were considered a PFIC. Accordingly, if Vasogen Inc. and Vasogen Ireland Limited were both considered passive foreign investment companies, and a U.S. Holder made a Mark to Market Election with respect to its Common Shares, the U.S. Holder may remain subject to the excess distribution rules described above with respect to its indirectly owned Vasogen Ireland Limited stock.

FOREIGN TAX CREDITS

         Regardless of which of the above alternatives applies to a U.S. Holder, any tax withheld by Canadian taxing authorities with respect to distributions on our Common Shares may, subject to a number of complex limitations, be claimed as a foreign tax credit against a U.S. Holder's United States federal income tax liability or may be claimed as a deduction for United States federal income tax purposes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income. For this purpose, dividends we distribute with respect to our Common Shares will be "passive income" or, in the case of certain U.S. Holders, "financial services income." Because of the complexity of those limitations, each U.S. Holder should consult its own tax advisor with respect to the amount of foreign taxes that may be claimed as a credit.

INFORMATION REPORTING AND BACKUP WITHHOLDING

        In general, information reporting requirements will apply to certain payments of dividends on the Common Shares and to certain payments of proceeds from the sale or exchange of Common Shares made to U.S. Holders other than certain exempt recipients (such as corporations). A U.S. Holder that is not an exempt recipient will generally be subject to backup withholding with respect to such payments (currently at a rate of 28%, which rate will be replaced by a 31% rate beginning in 2011) unless the U.S. Holder provides an accurate taxpayer identification number and otherwise complies with applicable requirements of the backup withholding rules.

        Any amounts withheld under the backup withholding rules will be allowed as a credit against the U.S. Holder's United States federal income tax liability or refundable to the extent that it exceeds such liability. A U.S. Holder who does not provide a correct taxpayer identification number may be subject to penalties imposed by the IRS.

CANADIAN FEDERAL INCOME TAX CONSIDERATIONS FOR UNITED STATES RESIDENTS

         The following is a summary of the principal Canadian federal income tax considerations generally applicable to the holding and disposition of Common Shares by a holder, (a) who for the purposes of the Income Tax Act (Canada) (the "Tax Act"), is not resident in Canada, deals at arm's length and is not affiliated with us for the purpose of the Tax Act, holds the Common Shares as capital property and does not use or hold the Common Shares in the course of carrying on, or otherwise in connection with, a business in Canada, and (b) who, for the purposes of the Canada - United States Income Tax Convention (the "Convention"), is a resident of the United States, has never been a resident of Canada, has not held or used (and does not hold or use) Common Shares in connection with a permanent establishment or fixed base in Canada, and who otherwise qualifies for the full benefits of the Convention. Common Shares will generally be considered to be capital property to a holder unless such shares are held in the course of carrying on a business, or in an adventure or concern in the nature of trade. Holders who meet all the criteria in clauses (a) and (b) are referred to herein as a "U.S. Holder" or "U.S. Holders" and this summary only addresses the tax considerations to such U.S. Holders. The summary does not deal with special situations, such as the particular circumstances of traders or dealers, limited liability companies, tax exempt entities, insurers or financial institutions. Such holders should consult their own tax advisors.

         This summary is based upon the current provisions of the Tax Act, the regulations thereunder in force at the date hereof ("Regulations"), all specific proposals to amend the Tax Act and Regulations publicly announced by or on behalf of the Minister of Finance (Canada) prior to the date hereof and the current provisions of the Convention and the current administrative practices of the Canada Customs and Revenue Agency. This summary does not otherwise take into account or anticipate any changes in law, whether by legislative, governmental or judicial decision or action, nor does it take into account tax laws of any province or territory of Canada or of the U.S. or of any other jurisdiction outside Canada.

         For the purposes of the Tax Act, all amounts must be determined in Canadian dollars.

         THIS SUMMARY IS OF A GENERAL NATURE ONLY AND IS NOT INTENDED TO BE, NOR SHOULD IT BE CONSTRUED TO BE, LEGAL OR TAX ADVICE TO ANY PARTICULAR U.S. HOLDER. THE TAX LIABILITY OF A U.S. HOLDER WILL DEPEND ON THE HOLDER'S PARTICULAR CIRCUMSTANCES. ACCORDINGLY, U.S. HOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISORS FOR ADVICE WITH RESPECT TO THEIR OWN PARTICULAR CIRCUMSTANCES.

DIVIDENDS

         Dividends paid or credited or deemed to be paid or credited to a U.S. Holder in respect of the Common Shares will be subject to Canadian withholding tax on the gross amount of the dividends. Under the Convention, the rate of Canadian withholding tax on dividends paid by us to a U.S. Holder that beneficially owns such dividends is generally 15% unless the beneficial owner is a company which owns at least 10% of our voting stock at that time in which case the rate of Canadian withholding tax is reduced to 5%.

DISPOSITIONS

         A U.S. Holder will not be subject to tax under the Tax Act on any capital gain realized on a disposition of Common Shares, provided that the shares do not constitute "taxable Canadian property" to the U.S. Holder at the time of disposition. Generally, Common Shares will not constitute taxable Canadian property to a U.S. Holder provided that such shares are listed on a prescribed stock exchange (which currently includes the TSX and AMEX) at the time of the disposition and, during the 60-month period immediately preceding the disposition, the U.S. Holder, persons with whom the U.S. Holder does not deal at arm's length, or the U.S. Holder together with all such persons has not owned 25% or more of the issued shares of any series or class of our capital stock.

         If the Common Shares constitute taxable Canadian property to a particular U.S. Holder, any capital gain arising on their disposition may be exempt from Canadian tax under the Convention if at the time of disposition the Common Shares do not derive their value principally from real property situated in Canada.

                              PLAN OF DISTRIBUTION

         The Common Shares were issued on June 30 and July 2, 2003 and offered and sold in the United States to a limited number of "Accredited Investors", as such term is defined in Rule 501 under the Securities Act, pursuant to exemptions under the Securities Act and pursuant to exemptions from the prospectus and registration requirements of the Securities Act (Ontario).

         The selling shareholders are entitled to the benefits of registration rights agreements entered into as of June 30 and July 2, 2003 between each of the selling shareholders and us (collectively, the "Registration Rights Agreement"), pursuant to which we have filed this prospectus as a base shelf prospectus with the Ontario Securities Commission under the Canadian shelf prospectus system and a registration statement including this prospectus with the SEC under the Securities Act (the "Shelf Registration Statement") covering resales in the United States and Canada of the Common Shares.

         All shelf information omitted from this base shelf prospectus will be contained in a shelf prospectus supplement that will be delivered to purchasers together with this base shelf prospectus. Each shelf prospectus supplement will be incorporated by reference into this base shelf prospectus as of the date of the shelf prospectus supplement and only for the purposes of the distribution to which the shelf prospectus supplement pertains.

         The Common Shares covered by this prospectus may be offered and sold from time to time by the selling shareholders.

         We are registering the Common Shares covered by this prospectus under the Securities Act and obtaining a receipt therefor from the Ontario Securities Commission to permit any selling shareholder to conduct public secondary trading of these securities from time to time after the date of this prospectus in accordance with the applicable Canadian securities legislation and federal securities laws of the United States. We have agreed, among other things, to bear all fees and expenses, other than underwriting compensation, in connection with the registration and sale of the Common Shares covered by this prospectus. Additionally, we have agreed to indemnify the selling shareholders against certain liabilities, including liabilities under the Securities Act, and each selling shareholder has agreed to indemnify us, other holders and any persons who control us, as defined in the federal securities laws of the United States, against any liability with respect to any information furnished by such selling shareholder in writing to us expressly for use in the Shelf Registration Statement.

         We will not receive any of the proceeds from the sale of the Common Shares by the selling shareholders. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The Common Shares may be sold from time to time in one or more transactions at:

         o        fixed prices, which may be changed;

         o        varying prices determined at the time of sale; and

         o        negotiated prices.

         The prices will be determined by each selling shareholder or by agreement between such selling shareholder and the underwriters or dealers who may receive fees or commissions in connection with such sale. The aggregate proceeds to each selling shareholder from the sale of Common Shares offered by it will be the purchase price of the Common Shares less any discount or commission, if any.

The selling shareholders may offer their Common Shares from time to time:

         o        directly; and

         o through underwriters, broker-dealers or agents who may receive compensation in the form of discounts, commissions or concessions from the selling shareholders or from purchasers of the Common Shares for whom they may act as agent.

The sale of the Common Shares by the selling shareholders may be effected in transactions:

         o on the AMEX or TSX (or through the facilities of any national securities exchange in the U.S. or Canada or U.S. or Canadian inter-dealer quotation system of a registered national securities association, on which the Common Shares are then listed, admitted to unlisted trading privileges or included for quotation);

         o        in the over-the-counter market;

         o in transactions otherwise than on such exchanges or services in the over-the-counter market; and

         o        through the issuing of options.

         Once any Common Share is sold by any selling shareholder pursuant to the Shelf Registration Statement and, if necessary, a related shelf prospectus supplement, such Common Shares become fully tradeable in the United States and Canada and are not thereafter covered by the Shelf Registration Statement even if subsequently reacquired by a selling shareholder.

         There is no assurance that any selling shareholder will sell any or all of the Common Shares described in this prospectus, and any selling shareholder may transfer, devise or gift such Common Shares by other means not described in this prospectus.

         In order to comply with the securities laws of certain states in the United States and Canadian jurisdictions, the Common Shares must be sold in such jurisdictions only through registered or licensed brokers or dealers.

         We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Securities Exchange Act of 1934, as amended, may apply to sales of the Common Shares in the market and to the activities of the selling shareholders and their affiliates. In addition, we will make copies of this prospectus available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act and applicable Canadian legislation. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of Common Shares against certain liabilities, including liabilities arising under the Securities Act.

         No underwriter or dealer involved in an "at the market distribution" as defined under applicable Canadian securities legislation, no affiliate of such an underwriter or dealer and no person acting jointly or in concert with such an underwriter or dealer has over-allotted, or will over-allot, securities in connection with the distribution to effect any other transactions that are intended to stabilize or maintain the market price of the securities.

         In connection with any distribution of the Common Shares, other than an "at the market distribution", the underwriters, if any, may allot or effect transactions which stabilize or maintain the market price of the Common Shares offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

         Our outstanding Common Shares are listed on the AMEX and the TSX, each of which has conditionally approved the listing of the Common Shares, subject to us fulfilling their respective requirements.

                                  LEGAL MATTERS

         Lang Michener, Vasogen's Canadian counsel, and Paul, Weiss, Rifkind, Wharton & Garrison LLP, Vasogen's United States counsel, acted for Vasogen in connection with this offering. Piper Rudnick LLP, New York, New York, acted as counsel to the selling shareholders in connection with this offering.

                      AUDITOR, TRANSFER AGENT AND REGISTRAR

         Our auditor is KPMG LLP, Chartered Accountants, Yonge Corporate Centre, 4100 Yonge Street, Suite 200, North York, Ontario M2P 2H3.

         CIBC Mellon, through its principal office in Toronto, Ontario and its offices in Montreal, Quebec and Vancouver, British Columbia is the transfer agent and registrar for the Common Shares.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are a public company and file annual, quarterly and special reports, proxy statements and other information with Canadian securities regulatory authorities and the SEC. You may read and copy any document we file at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a fee for the copying cost. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the public reference room. Our SEC filings are also available to the public at the SEC's web site at http://www.sec.gov. In addition, you can read and copy our SEC filings at the office of the American Stock Exchange, 86 Trinity Place, New York, New York 10006-1881.

                       DOCUMENTS INCORPORATED BY REFERENCE

         INFORMATION HAS BEEN INCORPORATED BY REFERENCE IN THIS SHORT FORM PROSPECTUS FROM DOCUMENTS FILED WITH SECURITIES COMMISSIONS OR SIMILAR AUTHORITIES IN CANADA AND FILED WITH THE SEC. Copies of the documents incorporated herein by reference may be obtained on request without charge from our Investor Relations Department, 2155 Dunwin Drive, Suite 10, Mississauga, Ontario L5L 4M1, telephone: (905) 569-2265.

         The following documents of our company, filed with the securities commissions or similar authorities in each of the provinces of Canada, are specifically incorporated by reference in and form an integral part of this short form prospectus:

         (a)      Annual Information Form of our company dated April 4, 2003;

         (b) Comparative audited consolidated financial statements of our company and the notes thereto as at November 30, 2002 and 2001 and for each of the years ended November 30, 2002, 2001 and 2000, together with the auditor's report thereon found at pages 21 through 35 of the 2002 Annual Report of our company;

         (c) Management's discussion and analysis of financial condition and results of operations of our company for the year ended November 30, 2002 found at pages 13 through 17 in the 2002 Annual Report of our company;

         (d) Comparative unaudited consolidated interim financial statements of our company, including the notes thereto, for the three months ended February 28, 2003 and 2002 and management's discussion and analysis of financial condition and results of operations of our company for the three months ended February 28, 2003 and 2002;

         (e) Management Proxy Circular of our company dated March 15, 2003, relating to our annual and special meeting of shareholders held on May 7, 2003 excluding the sections entitled "Executive
                  Compensation: Composition of the Compensation Committee", "Executive Compensation: Report on Executive Compensation", "Executive Compensation: Performance Graph", and "Statement of Corporate Governance Practices"; and

         (f) Material Change Report dated July 8, 2003 relating to the completion of the private placement on June 30 and July 2, 2003 of 9,375,000 Common Shares for gross proceeds of US$37,500,000.

         All documents of the type referred to above and all material change reports (excluding confidential material change reports) which we filed with the securities regulatory authorities in Canada subsequent to the date of this short form prospectus and prior to the termination of this offering will be deemed to be incorporated by reference in this short form prospectus.

         ANY STATEMENT CONTAINED IN A DOCUMENT INCORPORATED OR DEEMED TO BE INCORPORATED BY REFERENCE HEREIN WILL BE DEEMED TO BE MODIFIED OR SUPERSEDED FOR THE PURPOSES OF THIS SHORT FORM

PROSPECTUS TO THE EXTENT THAT A STATEMENT CONTAINED HEREIN, OR IN ANY OTHER SUBSEQUENTLY FILED DOCUMENT WHICH ALSO IS INCORPORATED OR IS DEEMED TO BE INCORPORATED BY REFERENCE HEREIN, MODIFIES OR SUPERSEDES SUCH STATEMENT. THE MODIFYING OR SUPERSEDING STATEMENT NEED NOT STATE THAT IT HAS MODIFIED OR SUPERSEDED A PRIOR STATEMENT OR INCLUDE ANY OTHER INFORMATION SET FORTH IN THE DOCUMENT THAT IT MODIFIES OR SUPERSEDES. THE MAKING OF A MODIFYING OR SUPERSEDING STATEMENT WILL NOT BE DEEMED AN ADMISSION FOR ANY PURPOSES THAT THE MODIFIED OR SUPERSEDED STATEMENT, WHEN MADE, CONSTITUTED A MISREPRESENTATION, AN UNTRUE STATEMENT OF A MATERIAL FACT OR AN OMISSION TO STATE A MATERIAL FACT THAT IS REQUIRED TO BE STATED OR THAT IS NECESSARY TO MAKE A STATEMENT NOT MISLEADING IN LIGHT OF THE CIRCUMSTANCES IN WHICH IT WAS MADE. ANY STATEMENT SO MODIFIED OR SUPERSEDED WILL NOT BE DEEMED IN ITS UNMODIFIED OR SUPERSEDED FORM TO CONSTITUTE A PART OF THIS SHORT FORM PROSPECTUS.

       LIST OF DOCUMENTS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION

         The following documents have been filed with the SEC as part of the Registration Statement of which this prospectus forms a part: the documents referred to under the heading "Documents Incorporated by Reference"; consent of KPMG LLP; consent of Lang Michener; "Item 18 Reconciliation with United States Generally Accepted Accounting Principles for the Years Ended November 30, 2002, 2001 and 2000"; "Reconciliation with United States Generally Accepted Accounting Principles for the Three Months Ended February 28, 2003 and 2002"; and powers of attorney.

                          PURCHASERS' STATUTORY RIGHTS

         Securities legislation in the Province of Ontario provides purchasers with the right to withdraw from an agreement to purchase securities. This right may only be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. Ontario securities legislation further provides a purchaser with remedies for rescission or damages if the prospectus, the accompanying prospectus supplement relating to securities purchased by a purchaser and any amendment thereto contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by Ontario securities legislation. The purchaser should refer to any applicable provisions of the securities legislation of the Province of Ontario for the particulars of these rights or consult with a legal advisor.

                           CERTIFICATE OF VASOGEN INC.


Dated:  July 10, 2003

         This short form prospectus, together with the documents incorporated in this prospectus by reference, will, as of the date of the last supplement to this prospectus relating to the securities offered by this prospectus and the supplement(s), constitute full, true and plain disclosure of all material facts relating to the securities offered by this prospectus and the supplement(s) as required by the securities legislation of the Province of Ontario.


   (Signed)   "David G. Elsley"            (Signed) "Christopher J. Waddick"
              President and Chief                   Executive Vice-President and
              Executive Officer                     Chief Financial Officer




                       On behalf of the Board of Directors



   (Signed)   "William Grant"              (Signed) "Benoit LaSalle"
              Director                              Director

                                     PART II

                    INFORMATION NOT REQUIRED TO BE DELIVERED
                            TO OFFEREES OR PURCHASERS


INDEMNIFICATION

                  Under the CANADA BUSINESS CORPORATIONS ACT (the "CBCA"), Vasogen Inc. (the "Registrant") may indemnify a present or former director or officer of the Registrant or another individual who acts or acted at the Registrant's request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the Registrant or other entity. The Registrant may not indemnify an individual unless the individual acted honestly and in good faith with a view to the best interests of the Registrant, or, as the case may be, to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant's request and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the conduct was lawful. The indemnification may be made in connection with a derivative action only with court approval. The aforementioned individuals are entitled to indemnification from the Registrant as a matter of right if they were not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done and they fulfill the conditions set out above. The Registrant may advance moneys to the individual for the costs, charges and expenses of a proceeding; however, the individual shall repay the moneys if the individual does not fulfill the conditions set out above.

         The by-laws of the Registrant provide that, subject to the limitations contained in the CBCA, the Registrant shall indemnify a director or officer, a former director or officer, or another individual who acts or acted at the Registrant's request as a director or officer or an individual acting in a similar capacity of another entity against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal or administrative investigation or proceeding to which such individual is involved because of that association with the Registrant or other entity, if he acted honestly and in good faith with a view to the best interests of the Registrant, or as the case may be, with a view to the best interests of the other entity for which the individual acted as a director or officer or in a similar capacity at the Registrant's request, and in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful. The by-laws of the Registrant also provide that the Registrant shall also indemnify such a person in such other circumstances as the CBCA permits or requires.

         The by-laws of the Registrant provide that the Registrant may, subject to the limitations contained in the CBCA, purchase and maintain insurance for the benefit of any person referred to in the foregoing paragraph. The Registrant has purchased third party director and officer liability insurance.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

                                    EXHIBITS

   EXHIBIT
    NUMBER                              DESCRIPTION

      4.1 Annual Information Form of the Registrant dated April 4, 2003 (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended November 30, 2002, filed with the Commission on April 17, 2003 (Commission File Number 0-29350)).

      4.2 Comparative audited consolidated financial statements of the Registrant and the notes thereto as at November 30, 2002 and 2001 for each of the years ended November 30, 2002, 2001 and 2000, together with the auditor's report thereon found on pages 21 through 35 of the Registrant's 2002 Annual Report (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended November 30, 2002, filed with the Commission on April 17, 2003 (Commission File Number 0-29350)).

      4.3 Management's discussion and analysis of financial condition and results of operations of the Registrant for the year ended November 30, 2002 found at pages 13 through 17 in the Registrant's 2002 Annual Report (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended November 30, 2002, filed with the Commission on April 17, 2003 (Commission File Number 0-29350)).

      4.4 Comparative unaudited consolidated interim financial statements of the Registrant, including the notes thereto, for the three months ended February 28, 2003 and 2002 and management's discussion and analysis of financial condition and results of operations of the Registrant for the three months ended February 28, 2003 and 2002 (incorporated by reference to the Registrant's Form 6-K, filed with the Commission on April 30, 2003 (Commission File Number 0-29350)).

      4.5 Management Proxy Circular of the Registrant dated March 15, 2003, relating to the Registrant's annual and special meeting of shareholders held on May 7, 2003 excluding the sections entitled "Executive Compensation: Composition of the Compensation Committee", "Executive Compensation: Report on Executive Compensation", "Executive Compensation: Performance Graph", and "Statement of Corporate Governance Practices" (incorporated by reference to the Registrant's Form 6-K, filed with the Commission on April 22, 2003 (Commission File Number 0-29350)).

      4.6 Material Change Report of the Registrant, dated July 8, 2003, relating to the completion of private placements on June 30, and July 2, 2003 for gross proceeds of US$37,500,000 (incorporated by reference to the Registrant's Form 6-K, filed with the Commission on July 8, 2003 (Commission File Number 0-29350)).

      4.7 The document entitled "Item 18 Reconciliation with United States Generally Accepted Accounting Principles for the Years Ended November 30, 2002, 2001 and 2000."

      4.8 The document entitled "Reconciliation with United States Generally Accepted Accounting Principles for the Three Months Ended February 28, 2003 and 2002."

      5.1        Consent of KPMG LLP, independent accountants.

      5.2        Consent of Lang Michener.

      6.1        Powers of Attorney (included on the signature page hereto).

                                    PART III

                  UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

ITEM 1.  UNDERTAKING

         The Registrant undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

ITEM 2.  CONSENT TO SERVICE OF PROCESS

         Concurrently with the filing of this Registration Statement, the Registrant is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

         Any change to the name or address of the agent for service of the Registrant shall be communicated promptly to the Commission by an amendment to the Form F-X referencing the file number of the relevant registration statement.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on July 11, 2003.


                                                VASOGEN INC.


                                                By:  /s/ Geofrey Myers
                                                     ---------------------------
                                                     Name:   Geofrey Myers
                                                     Title:  Assistant Secretary

                                POWER OF ATTORNEY

         Each person whose signature appears below hereby constitutes and appoints David G. Elsley and Christopher J. Waddick and each of them, any of whom may act without the joinder of the other, the true and lawful attorney-in-fact and agent of the undersigned, with full power of substitution and resubstitution, to execute in the name, place and stead of the undersigned, in any and all such capacities, any and all amendments to this Registration Statement, including post-effective amendments and supplements thereto, and all instruments necessary or in connection therewith, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, and hereby grants to such attorney-in-fact and agent, full power and authority to do and perform in the name and on behalf of the undersigned each and every act and thing whatsoever necessary or advisable to be done, as fully and to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         This Power of Attorney may be executed in multiple counterparts, each of which shall be deemed an original, but which taken together shall constitute one instrument.

         Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated below on July 11, 2003.

SIGNATURE                           TITLE
---------                           -----

/s/ David G. Elsley                 President, Chief Executive Officer
----------------------------        and Director (Principal Executive
David G. Elsley                           Officer)


/s/ Christopher J. Waddick          Executive Vice President and Chief
----------------------------        Financial Officer (Principal
Christopher J. Waddick              Financial and Accounting Officer)

SIGNATURE                           TITLE
---------                           -----

/s/ William R. Grant                Chairman and Director
----------------------------
William R. Grant


/s/ Andre Berard                    Director
----------------------------
Andre Berard


/s/ Terrance H. Gregg               Director
----------------------------
Terrance H. Gregg


/s/ Benoit La Salle                 Director
----------------------------
Benoit La Salle


/s/ Surya N. Mohapatra              Director
----------------------------
Surya N. Mohapatra


/s/ Eldon R. Smith                  Director
----------------------------
Eldon R. Smith


/s/ John C. Villforth               Director
----------------------------
John C. Villforth

                            AUTHORIZED REPRESENTATIVE

         Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, the undersigned has duly signed this Registration Statement, solely in the capacity of the duly authorized representative of Vasogen Inc. in the United States on the 11th day of July, 2003.


                                                   /s/ William R. Grant
                                               ---------------------------------
                                               Name:   William R. Grant
                                               Title:  Chairman and Director

                                  EXHIBIT INDEX


   EXHIBIT
    NUMBER                              DESCRIPTION

      4.1 Annual Information Form of the Registrant dated April 4, 2003 (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended November 30, 2002, filed with the Commission on April 17, 2003 (Commission File Number 0-29350)).

      4.2 Comparative audited consolidated financial statements of the Registrant and the notes thereto as at November 30, 2002 and 2001 for each of the years ended November 30, 2002, 2001 and 2000, together with the auditor's report thereon found on pages 21 through 35 of the Registrant's 2002 Annual Report (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended November 30, 2002, filed with the Commission on April 17, 2003 (Commission File Number 0-29350)).

      4.3 Management's discussion and analysis of financial condition and results of operations of the Registrant for the year ended November 30, 2002 found at pages 13 through 17 in the Registrant's 2002 Annual Report (incorporated by reference to the Registrant's Annual Report on Form 40-F for the fiscal year ended November 30, 2002, filed with the Commission on April 17, 2003 (Commission File Number 0-29350)).

      4.4 Comparative unaudited consolidated interim financial statements of the Registrant, including the notes thereto, for the three months ended February 28, 2003 and 2002 and management's discussion and analysis of financial condition and results of operations of the Registrant for the three months ended February 28, 2003 and 2002 (incorporated by reference to the Registrant's Form 6-K, filed with the Commission on April 30, 2003 (Commission File Number 0-29350)).

      4.5 Management Proxy Circular of the Registrant dated March 15, 2003, relating to the Registrant's annual and special meeting of shareholders held on May 7, 2003 excluding the sections entitled "Executive Compensation: Composition of the Compensation Committee", "Executive Compensation: Report on Executive Compensation", "Executive Compensation: Performance Graph", and "Statement of Corporate Governance Practices" (incorporated by reference to the Registrant's Form 6-K, filed with the Commission on April 22, 2003 (Commission File Number 0-29350)).

      4.6 Material Change Report of the Registrant, dated July 8, 2003, relating to the completion of private placements on June 30, and July 2, 2003 for gross proceeds of US$37,500,000 (incorporated by reference to the Registrant's Form 6-K, filed with the Commission on July 8, 2003 (Commission File Number 0-29350)).

      4.7 The document entitled "Item 18 Reconciliation with United States Generally Accepted Accounting Principles for the Years Ended November 30, 2002, 2001 and 2000."

      4.8 The document entitled "Reconciliation with United States Generally Accepted

                 Accounting Principles for the Three Months
                 Ended February 28, 2003 and 2002."

      5.1        Consent of KPMG LLP, independent accountants.

      5.2        Consent of Lang Michener.

      6.1        Powers of Attorney (included on the signature page hereto).